My_Trail_Investment_Presentation.mp3 (25m 56s)
1 speaker (Demetri)


[0:00:02] Demetri: Welcome to the My Trail Company investment presentation. My name is Demetri Coupounas, and I'm the founder of My Trail Company, and previously of a company called GoLite. My Trail Company provides investors a unique opportunity. That's because we start with the assets of GoLite, a company that had $17 and a half million dollars of peak annual sales. Most importantly, My Trail acquired the proven product designs and 150,000 person customer e-mail list that GoLite developed over 16 years. GoLite did a lot of things well, but where GoLite needed to improve, My Trail will be doing much better. Based on GoLite's historical performance, My Trail can be profitable its first full year by producing only the very best selling styles, and by keeping expenses very low. Having already raised several hundred thousand dollars in a direct public offering which continues in Colorado, My Trail will also be raising an additional $50,000 to $1 million from customers outside Colorado, in a national raise. The first $300,000 of that raise will support product expansion online, and the rest will help produce the best selling styles in stores, and open and staff small profitable stores. Investors, through either the DPO or the national raise, are purchasing preferred shares that are in a 10% annual dividend and also get a 20% discount on product purchases. The opportunity that we are going to be pursuing at My Trail is exactly the opportunity that GoLite pursued. That is that there is a large marketplace filled with people who really want great products, high performance products, but they also want them to be responsibly made, and they need them to be affordable. There are plenty of companies that are focused on high performance product, and others that focus on making product responsibly, and others that focus on making a decent product affordably, but none do all 3 simultaneously. In fact, very few do 2 of the 3, and none do the first and the third, giving you great products at a great price. Well, My Trail is going to be focused on pulling off all 3 at the same time just as GoLite did. Who we are is a bunch of people who just really enjoy the outdoors, love the rejuvenation, love being out in nature. We love getting outside to exercise, but we aren't necessarily wrapped up with just dreaming about the once in a lifetime adventure. It's not all about the trip to K2 on Everest, though our products go there all the time. It's really about just getting out locally and regionally and enjoying the best of what our areas have to offer, and having fun outside. We believe in helping people enjoy the outdoors more, with products that are not only high performance, responsibly made, and affordable, but also are lightweight and that we offer direct to our customers. The reason for the focus on lightweight is because we frankly don't believe that a product really can be high performance if it isn't lightweight. If a product is heavier than it needs to be, then it weighs you down and slows you down, and gets in the way of your fun outside. We focus on direct to customers because we find that we can't deliver a product that's great affordably to the customer, if we don't sell it directly to the customer ourselves. When products are sold to retailers, the price doubles when the retailer hangs it up and displays it on the floor, but the value didn't double. By selling direct to the customer, we can sell for a whole low lower price that same fantastic product that we used to sell to dealers. Our brand logo derives from our very favorite trail markings in the wilderness, the Continental Divide Trail marking especially, but also the Appalachian Trail, the Pacific Crest Trail, and some other markings including the Colorado outdoor logo that you see displayed here. Our brand promise is simple. Everything you need, and nothing you don't. We aren't here to load people up with as much stuff as possible. We are actually here to do quite the opposite. To get people exactly what they need, but to keep that as light, as simple, as functional, as durable, and as attractive as possible. The positioning for the My Trail brand is that there's many great brands focused on epic mountain adventures, but we're not one of them. We're focused on the trails in your life, and on helping you enjoy them more, and more often, and that we honor all trails, whether they're steep or flat, wilderness single track, or suburban sidewalk, and whether they take you from Canada to Mexico, or just around your local park. Up until now, I've been focused on things that My Trail is doing similarly to GoLite. Now, we're going to focus on the things that My Trail will do very differently. GoLite had large stores that cost a lot of money to operate, not just in rent, but also in personnel, because it takes more people to cover a larger area. You pay more taxes on a larger area. There's more heating costs, et cetera. My Trail is going to have much smaller stores with much lower cost, and I'll go into more detail on that in a couple of minutes. The GoLite product line also contained a lot of casual product that was unprofitable. The My Trail product line is not focused on casual goods, but is going to be much more technically focused. Margins at GoLite were now, largely because of the factors above. At My Trail, they're going to be much higher, because of the focus on the best selling products that sell faster and at higher margins, but also because we have entered into strategic relationships now with suppliers that are able to deliver us considerably lower costs, primarily on apparel. That is saving a lot in our cost structure. Headquarters cost at GoLite was high. At My Trail it will be much lower. The product line and systems at GoLite were designed for wholesale, and the headquarters team experience was all about wholesale. We started GoLite in 1998, and from then through 2011, GoLite was a wholesaler. Well, My Trail is going to be focused on retail right from the start, so all of our systems, from computer systems, accounting systems, let alone all of the really critical hiring decisions are all going to be made with direct consumer retail focus in mind. The culture at GoLite was divided, because when we switched over to selling direct to customer, we did sell with this legacy team that was all hired and trained for wholesale. At My Trail, the culture will be united, because it's all about retail from the start. Decision making at GoLite was therefore reactive, and at My Trail it's very much more proactive and metrics based. GoLite never had a board of directors, and it never took outside investment. We have already found, at My Trail, lots of value added by a very strong board of directors that we've assembled, and also that there's been really good value added from investors who have not just invested their money, but have had numerous good suggestions, and in some cases even started working inside. Finally, but very significantly, the GoLite brand was owned by Timberland, which was then purchased by the VF Corporation. Back in 2006, GoLite had an arrangement with Timberland, whereby Timberland invested into GoLite, the company, to create a great group of footwear, and there was supposed to be all kinds of synergy between the footwear and the rest of the products, and also between selling in Europe, where Timberland was very strong, and GoLite wasn't. Well, none of that really materialized, and when VF bought Timberland years later, the company that owned GoLite's largest competitor also owned GoLite's brand. My Trail owns its own brand and it always will. My Trail is going to have a focused, profitable product line. There were 3 product groups, broadly speaking, at GoLite. Equipment, technical apparel, and casual apparel. Equipment and technical apparel were profitable, and casual apparel was not. The equipment in particular turned very quickly, and so very little of it ever had to be discounted, and the cash flow impact was great. Some products would come in and sell out within a few weeks of arrival, and many products would sell out completely within several months and never have to be discounted at the end of the season. Technical apparel didn't perform as well. There was nothing that would sell out within a few weeks, but there were plenty of styles that sold out completely within a few months. There was very little discounting, and the cash flow impact was good. Casual apparel by and large turned very slowly. Sometimes there were products around 18 to 24 months after they'd been purchased and put on the floor, so discounting had to be very high, and the cash flow impact was disastrous. At the end of 2014, the cash flow impact was preventing GoLite from bringing in equipment and technical apparel that turned much faster, and that's why GoLite doesn't exist anymore. My Trail will obviously be focusing just on equipment and technical apparel, exactly the product lines that worked at GoLite. The first 5 years of products are already fully designed, because they are all brought over from GoLite, and invested into My Trail. There will be updates, fit adjustments and color changes to various products, but one of the reasons that there will be a much lower cost structure at My Trail is because the bulk of that product is already fully designed. The second factor that will be very different at My Trail is that My Trail will only have small, inexpensive stores that will be profitable from the start. Basically, My Trail is modeling its ideal store on the most profitable GoLite store model. This is a list of all of the GoLite stores that were open in 2013 for the whole year, and they're listed by the amount of their sales, starting from the website at $4.4 million, Boulder flagship at $2.3 million, and Silverthorne at $1.3, on down to Santa Fe, New Mexico at $395,000. The first 3 were profitable because they were the highest selling 3, but then there's 3 that were unprofitable, but then Fort Collins and Denver, well down the list, were solidly profitable. Why? Because they were the least costly stores to operate, and that was direct result of them being by far the smallest stores. Fort Collins was 1646 square feet, and Denver was 1150 square feet. You see that an 1150 square foot store can be solidly profitable, and $677,000 of sales, when Woodburn, Oregon, for instance, at almost half, again, more sales, is unprofitable because the store is more than twice as large, and therefore more costly to operate. The replicable model here for solid profitability isn't a store that sells a lot, but a store that costs very little to operate and yet is able to sell as much as any other mainstream store. In fact, if all of the stores were 1200 square feet, they would have all been profitable except for the 3 with the very lowest volumes, Lehigh, Anthem, and Santa Fe, below $600,000. They would only be unprofitable because of their casual product lines. If you had all stores that were 1200 square feet and didn't have casual apparel dragging down their profitability, then even Santa Fe, New Mexico at $395,000 would have been a profitable store at GoLite. This is why My Trail is going to be focused on opening 1200 square foot stores, so that they can all be profitable right from the start, and even stores in Boulder, let alone some of the other higher selling areas, will be that same target size. The expected timeline that we are operating under, basically in 2015, we created the company, raised the minimum required capital to start operations, and did. We ordered our 11 styles that sell best on the web, which happen to all be equipment. We engaged 150,000 customers through e-mail and social media outreach. In 2016, on January 1, we already paid our first dividends to all of our investors. The rest of the year, we're going to be finishing the capital raise, hiring core headquarters team, and selling our first products and achieving profitability. The products that are coming in are packs, shelters, and accessories in the spring, down jackets and parkas in the fall, and we're also bringing in a group of complementary accessories, everything from products that help you care for the fabrics of the products that we sell, to skin care products, sunscreen, lip balm, some complementary footwear, all that enhance the experience for the customer, add to our profitability, and all products that we believe in but won't be making. We are opening a combined headquarters-slash-distribution center-slash-storefront and launching our ECOM portion of our website. We're going to have omni channel distribution from the very start, which means that we've got software in place that will efficiently allocate product if it's ordered on the web, even if it exists in a store and not in our distribution center, so that we can make sure not to lose any sale due to where a product is currently located. In 2017, we'll be transitioning to lower interest inventory financing with a local bank. We'll be adding storm shelves, wind shelves, running and hiking tops and bottoms, as well as our only casual product, trail graphic t-shirts. In the fall, we'll be adding mid-layers, base layers, and apparel accessories. We're going to be opening 4 small, profitable stores in the front range of Colorado, most likely in Fort Collins and Boulder, and Denver, and Colorado Springs, but there are also other candidates for that first year. We're going to be growing web sales through in-store e-mail acquisitions and direct efforts. The next several years, we'll be paying off our line of credit, buying back preferred shares from any investors that wish to sell them back, introducing ski wear, synthetic insulated jackets, tights, travel tops and bottoms, hydration and bottle packs, travel packs, sleeping bags, and stuff sacks. All of these are products that we like and have great designs for, and customers like a lot, but we don't sell out entire production runs with just 4 stores. As we bring the number of stores required to sell out a production run, without excessive discounting online, then we introduce that group of products that sells in that number of stores. We'll continue to open 4 small, profitable stores each year, and after we've gotten to 10 to 12 stores in Colorado, then we'll be looking to other stores. We'll also be increasing wholesale and international distribution, which we may well start far earlier, but they'll become more significant in this period. After 5 years, we'll continue paying dividends and buying back shares from any investors that wish to stay invested or sell back, respectively. We'll consider other product lines that are closely related to what customers are asking for and our technical gore. These could include footwear and a children's collection, among other things. We'll continue to open small, profitable stores throughout the United States. Possibly ourselves, possibly through franchising, and possibly some of both. I'm going to show you 2 projections now. The first assumed only the minimum investment of $200,000, and we are already well past that. We'll go through this very quickly, but it's still worth seeing the type of thinking that's gone into a methodical approach here. We wanted to structure a company that was fully profitable on just a very, very minimum investment, and we found that we could do that on as little as $200,000. With $200,000 we could fund a product line that, turning several times in its first year, could achieve about a million dollars of sales in 2016, and grow to about $3 million of sales in 2020. At the peak, you'll recall that GoLite had $4.4 million of sales online, so in this projection, we're only getting to about two-thirds of that in the fifth year. In this scenario, we have a cost of goods sold of about 45 cents on the dollar, so it's costing us 45 cents to make something that we sell for a dollar, and yet we can still provide that product at, on average, a good one-third less than competitors charge for a similar quality product. This line shows you a gross product which is equal to 55 cents of every dollar sold. The sales and marketing expenses, as well as the operating expenses are quite low under this model. That allows us to be solidly profitable right from the start, even on as little as $1 million of sales the first year. The amount of borrowing is very modest, and only for short periods of time, and so all the way out, interest is not a particularly large number. Taxes is much larger, and that's above my current pay grade to work on, but we'll get to that in another life. Net income, therefore, is positive right from the start, and builds over time. Dividends are paid out right from the start at 10%. The first year, it's not the full $20,000, because all of the investors in 2015 were only invested for a partial year, so the payment was much smaller, but the payment that you see in 2017 was based on all the investors being in for the full year, and so there's $20,000 from then on. It still shows a retained earnings line that's very significant, and this model doesn't include gift cards, which we've already sold, and it doesn't include wholesale. We do intend some wholesale to other businesses. We won't incur any of the expenses that are traditionally associate with wholesale. We won't make sales samples. We won't hire sales reps. We won't pay for trade show booths, but any dealer that just says, "I have some customers of your products, and I'll gladly take the packs and the tents that are the same color as they were last year, and so I already know what they are. I don't need samples," we'll do that, and so there will be some incremental business that way. International distributors are also not modeled into this, though several of GoLite's distributors have already approached My Trail and want to carry the line. All that will improve somewhat on this performance. By the end of this period, as you see, retained earnings of over a million dollars. That profitability, generated internally, could fund store openings and accelerate the product line expansion in the years to come. As I said, we're already past this basic plan, and we've moved on to the more aggressive plan. Here's the income projection with maximum investment. Now, maximum investment is $1.4 million, but it doesn't take that whole $1.4 to do the projection I'm going to show you. It takes about $800,000, and the last $600,000 is just to reward more of our customers by allowing them to be investors, be part of the team. What they'll get out of it is that 10% dividend and 20% discount on product. What we get out of it is not only do we have a good cushion, which is good, conservative financial planning, but we also have a lot more rabid fans that are really bought in and committed, and we think that that's going to pay dividends to the company for years and years to come. If we bring in investment over time, over the course of several months going into the middle of 2016, then we can stay on this path that we're already on, where we can sell somewhat more than a million dollars in the first year on the web, and we open stores and sell them in stores. Now, the increase in sales on the web that you see, about 50% higher sales all the way out to 2020, when we finally get to the level of sales that GoLite already achieved, is due to there being a broader product line. Opening stores allows us to bring in all kinds of products that sell better in stores than online, but they do sell online also, so that enhances web sales. Every single store that a company opens brings that many more customers into contact with the brand, and this has a positive effect on web sales, especially when those customers happen to be tourists that don't know the brand, like something, get something, but then they go home and they don't have a store nearby that carries the line, but they can always buy from the website now that they're familiar with the brand. Store revenue would be much smaller than web revenue at first, but as more and more stores were added, eventually the store revenue would eclipse the web revenue overall, and you see that we're projecting getting up to roughly the same size by 2020 that GoLite already achieved in 2013. In this model, we also have a cost of goods sold at 45% and 55% gross profit. Going into each season, we actually will have much better economics. The average product has a margin over 60%, but we will gladly be giving up a couple points of margin to our investors with their 20% discount, and there will also be a couple points that go various ways, distributor discounting, group discounting, when, say, a college outing club or a rafting group buys in bulk, some wholesaling and the like. We believe that we can sustain a 55% margin, and that is what's built into this gross profit line. Sales and marketing expenses and operating expenses are obviously much higher than in the previous model, but they don't grow with time. They grow with facts on the ground, and as the product line expands, and as we continue to be profitable in location after location, then we open up other locations, so we're only adding expenses as we are profitably able to do so. The earnings, before interest, taxes, depreciation, and amortization grows very substantially in this model. While we're showing a loss of $120,000 in 2015, the numbers have just come in and it's actually a little less than a $90,000 loss. We have it building to about a $3 million gain in 2020. Interest is also very low under this scenario, and taxes are, of course, much higher. Yet, our net income line, even with an effective tax rate, near 40% between federal and state taxes, we still will be approaching $2 million net income by the end of the period. Dividends here are modeled as paying a whole $140,000 a year on $1.4 million invested. The only reason that number is a little less in 2017 is because in this model, we don't have all of the investment coming in by the end of 2016. That's what we're gunning for. We think that we're going to bring in investment faster, and so in 2017 we'd actually be paying $140,000. Then, retained earnings on this line you can see also build, and instead of building to about a million dollars in 5 years, they built to over $3 million over the course of 5 years. This is just a quick snapshot of the buildup of the store sales. You see 2 new stores in 2016, and another 4 added each year after that. The store count that that builds to, the second to last line, shows the effective number of stores for the year, accounting for the number of months and the sales per month in those months, and then the average sales per store, which grows very significantly because the product line is growing so strongly year after year after year, so a store that has over 100 terrific products obviously outsells one that, in this first year, only has 20. This is a quick comparison of returns from various investment vehicles. A bank savings account, most people don't get 3 quarter of a percent but one of our team, our chief operating officer, gets three quarter of a percent, so that's what we modeled in. That's the red line. A 10 year treasury note is currently getting about 2.13% per year. That's the yellow line. The Dow Jones is doing a little worse than what's shown here. 5.47%. Then, there's the My Trail line, delivering a 10% dividend year after year after year. You get that nice, steady, strong green line, which is what we're gunning for. Here's how the offering works. My Trail is offering up to 280,000 shares to Colorado residents, and another 200,000 shares to non-Colorado residents. All these shares are non-voting, non-convertible preferred stock, and they all cost $5 per share. My Trail is selling the shares to Colorado residents through the direct public offering, which is available at DPO.mytrailco.com. Non-Colorado residents can purchase these same shares through WeFunder.com. That's W-E-F-U-N-D-E-R dot com. There's a minimum investment of 200 shares for $1,000 from unaccredited investors, or 1,000 shares for $5,000 from accredited investors. Shares earn a 10% annual dividend, which is either paid in cash or accrued from year to year. After 5 years, investors may require My Trail to buy back their shares at the original purchase price, plus any accrued but unpaid dividends. After 10 years, My Trail has that same right, to require investors to sell shares back to My Trail. Investors receive a 20% discount on all My Trail purchases, so long as they hold the minimum investment. Transfer of shares is restricted by applicable securities laws, and My Trail also has a right of first refusal. To invest, just follow the straightforward steps on DPO.mytrailco.com, or WeFunder.com. The foregoing is merely a summary of certain key terms of this offering. Prospective investors should carefully review all offering materials at DPO.mytrailco.com, and WeFunder.com, for details regarding the rights, preferences, privileges, and restrictions of the shares. Thank you very much for your consideration. We hope that you will invest and make My Trail Company your trail company too.
[0:25:53]






My_Trail_Investor_Introduction.mp3 (2m 18s)
1 speaker (Speaker 1)

Speaker 1: Hi, my name is Demetri Coupounas. 17 years ago, I started GoLite. As an every day hiker, I wanted gear that was super light, affordable, and comfortable wherever I went. No one offered anything like that, so we did. We started in a storage unit in Boulder, Colorado. At first we had 11 products, focused on light weight high performance equipment and apparel, for people like us. Our innovations transformed the outdoor industry and we grew a huge loyal following in Colorado, across the US, Asia, Europe, and the rest of the world. GoLite struggled to stay in business when it tried to deliver more than the core products that truly made a difference to our customers and it closed in 2014. We've started a new company, My Trail. Like GoLite, we'll help people lighten up and enjoy the outdoors more, with high performance equipment and technical apparel that they can actually afford. We've raised several hundred thousand dollars and counting through a direct public offer in Colorado, and we've already ordered core products to open our online store and Boulder factory store. Loyal local customers made this possible with investments ranging from $1 to $20,000. My Trail truly is geared for every day adventurers, by every day adventurers. Starting May 16, we'll be able to accept investments from the rest of the United States too, through wefunder.com. The additional capital we raise nationally will help us produce more of our very best products sooner, and open small profitable stores to complement online and factory store sales. Please check out our presentation. In it, I walk through how we'll continue to sustainably grow My Trail. See how we're going to build from GoLite successes, and also what My Trail is doing very differently, to be a much stronger company. We've started up the trail and invite you to join us. Our investors get a 10% annual dividend, and 20% off all My Trail products. Thank you for helping accelerate My Trail's early growth. I'm grateful to have your support while we build this company together, and please help us spread the word. We want My Trail Company to be your trail company too. Thank you so much. We'd love to have you with us.






This_is_My_Trail.mp3 (1m 36s)
1 speaker (Speaker 1)

Speaker 1: GoLite was not a perfect company, but the idea of GoLite was perfect. When we trusted who we were, we built things we loved using. We changed how people looked at nature, how they enjoyed time outdoors, how they spent time with each other. GoLite didn't fail. The company we built, built GoLite. The design of a tent isn't finished until people depend on it, like they do their own home. A jacket isn't done until you only notice its absence. We can develop that are even light and more comfortable. We want to empower everyday people to go as far as they want on whatever trail they set out on. No other company believes what we believe. No other company can do what we do. We still play an irreplaceable role for people who want to fully enjoy the time they spend together outside. I will build the company. The idea of GoLite is . This is my calling. This is my time. This is My Trail.